Exhibit 10.81

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement, dated as of March 16, 2015 (this “Amendment”), is among SFX ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”) under the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, reference is made to the Credit Agreement, dated as of February 7, 2014 (as amended, restated, extended, supplemented, modified and otherwise in effect to the date hereof, the “Credit Agreement”), among, inter alios, the Borrower, the Lenders party thereto and the Administrative Agent; and

WHEREAS, the Borrower has requested that the financial covenants set forth in Section 6.14 of the Credit Agreement be deleted in their entirety and certain other amendments be made as set forth herein in consideration for cash collateral in amount at all times at least equal to the Required Amount (as defined below) on deposit in the brokerage account no. R1B901493 (the “SFX Collateral Account”) at Pershing LLC, as custodian for Barclays Capital Inc., as broker, in the name of Sillerman Investment Company III LLC, which account shall be pledged for the benefit of the Lenders pursuant to the Account Pledge Agreement (as defined below);

NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

Section 1.                                          Defined Terms.  All capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Credit Agreement, as amended by this Amendment.  The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply to this Amendment, mutatis mutandis, as if set forth herein.  References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” and “this Credit Agreement” (and indirect references such as “hereunder,” “hereby,” “herein,” and “hereof”) shall be deemed to be references to the Credit Agreement as amended by this Amendment.

Section 2.                                          Amendments to the Credit Agreement.  The Credit Agreement (including all schedules and exhibits thereto) is hereby amended as follows:

(a)                                 The definition of “Applicable Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of such term in its entirety and inserting the following text in lieu thereof:

“Applicable Rate” means, for any day with respect to Revolving Loans that are (i) Base Rate Loans, 3.00% per annum and (ii) Eurodollar Rate Loans, 4.00% per annum.

(b)                                 The definition of “Permitted Acquisition” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of such term in its entirety and inserting the following text in lieu thereof:

““Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of or any business line, unit, division or any operating stores of any Person, or of all or any portion of the outstanding Equity Interests of any Person; provided, that:

(a) on the date of execution of the purchase agreement in respect of such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Borrower shall take or cause to be taken with respect to the acquisition of any new Restricted Subsidiary of the Borrower, each of the actions required to be taken under Section 5.14 within the time periods specified therein, as applicable, and if Collateral is transferred to any acquired Person in connection with such Permitted Acquisition, the Borrower shall cause such Person to become a Subsidiary Guarantor pursuant to the terms of Section 5.14;

(c) the target company shall be, or shall be engaged in, Permitted Business Activities; and

(d) the Borrower shall have furnished to the Administrative Agent, (i) no later than seven Business Days after the date on which any such purchase or other acquisition is consummated, (A) a certificate of a Responsible Officer of the Borrower demonstrating compliance with the requirements of clauses (a) through (c) above and (B) pro forma financial statements of the Borrower and its Restricted Subsidiaries after giving effect to the consummation of such Permitted Acquisition and any incurrence of Loans on a Pro Forma Basis and (ii) within seven Business Days of request by the Administrative Agent, such other information and documents related to such acquisition that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith.”.

(c)                                  Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Account Pledge Agreement” means that certain account pledge agreement, dated as of March 16, 2015 by and among Sillerman Investment Company III LLC, Barclays Capital Inc. as account bank, and the Collateral Agent.

“Required Amount” means, on any date, an amount equal to 105% of the Outstanding Amount under the Credit Agreement, after giving effect to any borrowings and prepayments or repayments, to be made on such date (for this purpose converting any Outstanding Amount denominated in a currency other than Dollars into its Dollar Equivalent).

“SFX Collateral Account” means the brokerage account at Pershing LLC, as custodian for Barclays Capital Inc., as broker, with account number R1B901493 (or other account designated as such in writing by the Collateral Agent to the Assignor and the Lenders), in the name of Sillerman Investment Company III LLC, which is pledged in favor of the Collateral Agent pursuant to the Account Pledge Agreement.

(d)                                 Section 1.03 of the Credit Agreement is hereby amended by deleting the text “a calculation of the financial covenants set forth in Section 6.14 (or any component definitions used therein)

or that measures compliance” appearing therein in its entirety and inserting the text “any measurement (and any definitions used in such measurement) of compliance” in lieu thereof.

(e)                                  Section 4.02(d) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the following text in lieu thereof:

“on or prior to the time any Borrowing Request or L/C Application, as applicable, is delivered pursuant to clause (a) of this Section 4.02, cash and Cash Equivalents in an amount at least equal to the Required Amount shall be on deposit in the SFX Collateral Account.”

(f)                                   Section 5.02(a) of the Credit Agreement is hereby amended by deleting the text “(A) shows in reasonable detail, the calculations use in determining the First Lien Net Leverage Ratio and Interest Coverage ratio of the Borrower, as of the end of such period; provided such calculations shall only be required if the financial covenants in Section 6.14 are applicable as at the end of such period and (B)” appearing in such Section in its entirety.

(g)                                  Section 6.01(l) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the text “Acquired Indebtedness or Indebtedness incurred to finance a Permitted Acquisition;” in lieu thereof.

(h)                                 Section 6.01(v) of the Credit Agreement is hereby amended by deleting the first proviso appearing in such Section in its entirety.

(i)                                     Section 6.02(c) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the following text in lieu thereof:

“Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(v) in an aggregate principal amount not to exceed the greater of (x) $35,000,000 and (y) 4.5% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable; provided that such Liens shall be subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;”.

(j)                                    Section 6.03(a) of the Credit Agreement is hereby amended by deleting the proviso appearing in such Section in its entirety.

(k)                                 Section 6.03(t) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the following text in lieu thereof:

“so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Group Members may make additional Investments in an aggregate amount not to exceed the Available Amount at the time of each such Investment;”.

(l)                                     Section 6.04(a) of the Credit Agreement is hereby amended by deleting clause (iii) appearing in such Section in its entirety.

(m)                             Section 6.06(a) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the following text in lieu thereof:

“so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of (A) $5,000,000 minus the amount of Restricted Payments made pursuant to Section 6.12(d) plus (B) the Available Amount at the time of each such Restricted Payment;”.

(n)                                 Section 6.12(d) of the Credit Agreement is hereby amended by deleting the text appearing in such Section in its entirety and inserting the following text in lieu thereof:

“so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, the Borrower may make Restricted Debt Payments in an aggregate amount not to exceed the sum of (A) $5,000,000 minus the amount of Restricted Payments made pursuant to Section 6.06(a) plus (B) the Available Amount at the time of each such Restricted Payment;”.

(o)                                 Section 6.14 of the Credit Agreement is hereby deleted in its entirety.

(p)                                 Section 7.01 of the Credit Agreement is hereby amended by (i) deleting the text “or” appearing at the end of clause (j) of such Section, (ii) deleting the text “.” appearing at the end of clause (k) of such Section and inserting the text “; or” in lieu thereof and (iii) inserting the following new clause (l) immediately after clause (k) of such Section:

“(l)                               (i) the Account Pledge Agreement shall cease to be in full force and effect or (ii) at any time that the Outstanding Amount under this Agreement is greater than zero, the amount of cash and Cash Equivalents on deposit in the SFX Collateral Account shall at any time be less than the Required Amount.”.

(q)                                 The Exhibits to the Credit Agreement are hereby amended by (i) replacing Exhibit B with the form of Exhibit B attached hereto and (ii) replacing Exhibit F with the form of Exhibit F attached hereto.

Section 3.                                          Conditions to Effectiveness.  This Amendment shall become effective on the date on which each of the following conditions is satisfied (the “Amendment No. 2 Effective Date”):

(a)                                 Executed Amendment No. 2 to Credit Agreement.  The Administrative Agent shall have received one or more counterparts of this Amendment duly executed by the Loan Parties, the Administrative Agent and the Required Lenders.

(b)                                 SFX Collateral Account. (i) The SFX Collateral Account shall have been duly opened and all documentation required in connection with the opening and operation of the SFX Collateral Account in form and substance satisfactory to the Administrative Agent shall have been duly executed and delivered by Sillerman Investment Company III LLC and (ii) the Administrative Agent shall have received one or more counterparts of the Account Pledge Agreement, duly executed and delivered by Sillerman Investment Company III LLC, Barclays Capital Inc., as account bank and the Collateral Agent.

(c)                                  Fees and Expenses.  The Borrower shall have paid all costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) agreed in writing to be paid by it to the Agents and/or the Lenders in connection herewith to the extent due (and, in the case of expenses (including reasonable and documented out-of-pocket legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower at least one Business Day prior to the Amendment No. 2 Effective Date).

(d)                                 Opinion of Counsel.  The Administrative Agent shall have received an opinion with respect to the Account Pledge Agreement of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Sillerman Investment Company III LLC, in each case addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Amendment No. 2 Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  Representations and Warranties; No Default.  Each of the representations and warranties in Section 4 hereof shall, in each case, be true and correct in all material respects on and as of this date as if made on and as of this date.

Section 4.                                          Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that:

(i)                              the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Loan Parties; this Amendment has been duly executed and delivered by the Loan Parties; and this Amendment constitutes a valid and binding agreement of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except (i) as such enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law);

(ii)                           no Default exists or would result from giving effect to this Amendment and the consummation of the transactions contemplated hereby; and

(iii)                        the representations and warranties of the Group Members as set forth in this Amendment and in any other Loan Document to which a Loan Party is a party are true and correct in all material respects on and as of this date as if made on and as of this date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects.  No Default has occurred and is continuing as of the Amendment No. 2 Effective Date.

Section 5.                                          Miscellaneous.

(a)                                 Confirmation of Loan Documents.  Except as expressly provided in this Amendment, each of the Loan Parties hereby ratifies and confirms all of the terms and conditions of the Credit Agreement, the Security Documents and the other Loan Documents to which it is a party and all documents, instruments and agreements related thereto, which remain in full force and effect.  The Borrower hereby reconfirms its obligations pursuant to the Credit Agreement to pay and reimburse the Administrative Agent and the Lenders for all costs and expenses (including without limitation, the fees and expenses of its counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment to the extent required by Section 9.03 of the Credit Agreement.  The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement.  All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.  This Amendment shall constitute a Loan Document.

(b)                                 Limitation of this Amendment.  The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written.  Except as expressly provided herein, this Amendment shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, or (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Administrative Agent or Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.  This Amendment shall be construed in connection with and as part of the Credit Agreement.

(c)                                  Captions.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

(d)                                 Governing Law.  This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(e)                                  Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Receipt by facsimile or electronic transmission of any executed signature page to this Amendment shall constitute effective delivery of such signature page.

(f)                                   Successors and Assigns.  This Amendment shall be binding upon and shall inure to the sole benefit of the Loan Parties, Administrative Agent and Lenders and their respective successors and assigns.

(g)                                  References.  Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(h)                                 Modification; Waiver.  This Amendment may not be modified orally, but only by an agreement in writing in accordance with Section 9.02 of the Credit Agreement.

(i)                                     For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 2 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)                                    The Lenders party hereto hereby waive any and all Defaults or Events of Default which would otherwise occur pursuant to Section 7.01(d) of the Credit Agreement solely to the extent attributable to any breach of Section 6.08 of the Credit Agreement as a result of the establishment of the SFX Collateral Account and related arrangements or the payment of any interest, fees or other amounts in connection therewith.  The waiver described in this clause (j) is a one-time waiver and shall not be construed to be a consent to, or waiver of, any other action or inaction of the Borrower or any of the other Loan Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or an Event of Default under the Credit Agreement or any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Administrative Agent, and as L/C Issuer, the Swingline Lender and a Lender

By:	/s/ Luke Syme
Name: Luke Syme
Title: Assistant Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CREDIT AGREEMENT]

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO CREDIT AGREEMENT]